Exhibit 99.1

U-Vend, Inc. Announces Appointment of Mark A. Chapman as President of U-Vend America, Inc.

Proven, Experienced and Innovative Consumer Products Executive Prepares to Accelerate Company’s Growth and Expansion

Santa Monica, CA – August 11, 2015 – U-Vend, Inc. (OTCQB: UVND) (the “Company”), a consumer products and technology company that develops, distributes and markets next-generation self-serve electronic kiosks in a variety of retail environments across North America, is pleased to announce today the appointment of Mark A. Chapman as President of U-Vend America, Inc. (“U-Vend America”).  U-Vend America is a division of U-Vend, Inc. that controls and manages the Company’s U.S. consumer products operations.

Effective immediately, Chapman will assume the role of U-Vend America’s President with a primary focus on revenue growth within the U.S.  Specifically, he will be responsible for all facets of the Company’s U.S. business development, consumer products introduction and sell-through, and will oversee the Company’s overall U.S. domestic market expansion.

“We welcome Mark to the management team, and I believe that his addition gives U-Vend an experienced and successful consumer products professional.  Mark’s ability to develop and grow a brand is well-documented, and will serve us well as we are at the initial stages of launching our professional sports-themed ice cream products.  As we continue to develop and bring to market other consumer products, Mark’s expertise will play a critical role in the execution of these tremendous opportunities that lie before us,” stated Raymond Meyers, U-Vend, Inc. CEO.

“After several weeks of working with management and understanding the current brand and product relationships U-Vend has or that is pending, I realized that we have the potential to create an extremely successful company.  When I consider the diversity of consumer retail products that are economically and logistically suited for these ‘smart’ self-serve kiosks and merchandisers, combined with our digital advertising integration model, the outlook is very exciting.  I am looking forward to working with Ray, Paul and the rest of the team as we strategically position U-Vend to become a very valuable, profitable and respected firm,” said Chapman.

Mr. Chapman brings with him over three decades of extensive experience and success in the retail and consumer products industry.  Mark began his career in Marketing and Sales with General Foods Corporation (1977-1980).  Subsequently, Chapman joined the Dr. Pepper company as Marketing Manager  (1980-81), and then was VP of The Mauna Loa Macadamia Nut Company (1981-83), where the company increased revenue almost ten-fold, from $4.5 million to $41.0 million in 2 ½ years.  From 1983-1985 Mark was appointed Director of Sales and Marketing at Malt-O-Meal, where he oversaw revenue growth from $28.0 million to over $87.0 million.  Subsequently, he held the position of Zone Director in the Specialty Foods Division of Ralston Purina in St. Louis, MO until 1987 and then became Founder and CEO of United Sales, Inc., a Midwest sales, marketing and consumer products distribution company, which he grew over 10 years, and was eventually sold to Fleming, Inc.

Recently, Mark was President/COO of Sweet Marie, Inc. a Houston-based gourmet consumer products company since January, 2015.  Prior to that, he was CEO of Harmony Products Group from February 2007 to March 2015.  From March 2012 through March 2015, Chapman was a Strategy & Growth Specialist with Oldcastle APG, North America’s leading supplier of concrete, masonry, lawn and garden products with annual revenues of $12.0 billion in Atlanta, GA.  From 2002-2007, he was CEO and Founder of ASENZ, International & USA and from 2000-2002 he was President & CEO of American Image – Image Plastics in Houston, TX.

Mark has been a Brand Consultant and Advisor for numerous consumer product-related companies such as Coke Foods, Dial Corp., Belgard Brands, Del Monte, First Brands, HJ Heinz, JM Smuckers, Kellogg’s Frozen Foods, First Brands, Reckitt and Coleman, Land-O-Lakes, Diamond Aircraft, Shasta Beverage, Plochmans, and Breyers Frozen Products.

Chapman holds a Bachelor’s degree in Marketing & Psychology (cum Laude) and a Masters degree in Psychology (Magna cum Laude) from Richmond University in London, England.  He acquired post-graduate training at the University of Pennsylvania (Global Marketing & Anti-Trust Law), University of Chicago (Marketing/Product Diversification), Stanford University (Financial & Legal Studies), Southern Methodist University (Branding & Global Products Diversification) and from the American Marketing Association (Advanced Leadership).  Mark’s past and present Board appointments include American State Bank, Apple Valley Medical Center, GenEquip of Canada, Sea Farms International, Make-A-Wish Foundation (MN.), Children Bereavement Center of San Antonio and the South Texas Archdiocese Finance Board, among others.

ABOUT U-VEND, INC.
U-Vend, Inc., located in Santa Monica, CA, is a consumer products and automated retailing company specializing in the creation, marketing and sales of unique ice cream and related food products which are distributed to the retail markets utilizing various "next-generation" self-serve electronic kiosks throughout North America.  The Company owns and operates kiosks and has partnered with numerous national consumer product companies to deliver new and innovative customer retail experiences in automated “frictionless” settings.   For more information on U-Vend, visit www.u-vend.com or call (855) 55-UVEND.

Follow U-Vend on Twitter: https://twitter.com/u_vend
Like U-Vend on Facebook: https://www.facebook.com/pages/U-Vend-Inc/515566561886917

For more information, contact:

U-Vend, Inc. Corporate Office
Tel: (855) 55-UVEND
Email: info@u-vend.com

U-Vend, Inc. Investor Relations
Tel: (855) 55-UVEND, ext. 3
Email: ir@u-vend.com

FORWARD LOOKING STATEMENTS
Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to market acceptance for the Company’s products and services, its ability to succeed in increasing revenues in the near term to attain profitable operations and generate sufficient cash flow from operations, the effect of new competitors in its markets, its integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect U-Vend’s results of operations, financial position, and cash flows.  There can be no assurance that future results will meet expectations.  While the Company believes that the forward-looking statements in this news release are reasonable, the reader should not place undue reliance on any forward-looking statement.  In addition, these statements speak only as of the date made.  The Company does not undertake, and expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.